Exhibit 99.1

 WAUSAU PAPER ANNOUNCES REVISED EARNINGS ESTIMATE,
           PRINTING & WRITING DOWNTIME


MOSINEE, WIS..DECEMBER 21, 2005..Wausau Paper (NYSE:WPP) today announced revised fourth-quarter earnings guidance, primarily reflecting weaker-than-expected Printing & Writing results.

For the fourth quarter ending December 31, the Company is projecting losses of $0.13 - $0.15 per share, excluding timberland sales gains and charges related to the closure of its sulfite pulp mill in Brokaw, Wisconsin. The Company had earlier anticipated near-breakeven results on the same basis.

The majority of the earnings shortfall is attributable to further weakness in uncoated freesheet markets, reducing Printing & Writing segment sales and resulting in downtime at two of its three paper mills. Beginning December 24, the Company plans to take nine days of downtime at each of its Printing & Writing mills in Brokaw and Groveton, New Hampshire. Also contributing to the revised guidance are operating difficulties associated with the sulfite pulp mill closure at Brokaw and a $0.02 per share charge related to the disposal of two idle laminators at Specialty Products.

On a GAAP basis, fourth-quarter net losses of $0.20 - $0.23 per share are expected compared with third-quarter net losses of $0.18 per share.

"While disappointed with the performance of our Printing & Writing business, we remain optimistic about our long-term prospects," said Thomas J. Howatt, president and CEO. "We continue to take a disciplined approach to managing our Printing & Writing business, taking approximately 18,000 tons of production downtime during the quarter. Printing & Writing results are expected to improve as the benefits of recently announced price increases and restructuring initiatives are fully realized."

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau products go to www.wausaupaper.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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